SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)(1)



                            Pain Therapeutics, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   69562K100
                                 (CUSIP Number)



--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    69562K100


________________________________________________________________________________
1.   Name of Reporting Persons S.S. or
     I.R.S. Identification No. of Above Persons (Entities Only)

     Blue Ridge Limited Partnership 13-3891223

________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group*
                                                                 (A)  [_]
                                                                 (B)  [X]

________________________________________________________________________________
3.   Sec Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization

     United States

________________________________________________________________________________
  Number of    5.   Sole Voting Power

   Shares                None
               _________________________________________________________________
Beneficially   6.   Shared Voting Power

  Owned by               1,090,270
               _________________________________________________________________
    Each       7.   Sole Dispositive Power

  Reporting              None
               _________________________________________________________________
   Person      8.   Shared Dispositive Power

    With                 1,090,270
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,710,270

________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)

     6.4%

________________________________________________________________________________
12.  Type of Reporting Person*

     PN

________________________________________________________________________________
                     *See Instructions Before Filling Out!

CUSIP No.    69562K100


________________________________________________________________________________
1.   Name of Reporting Persons S.S. or
     I.R.S. Identification No. of Above Persons (Entities Only)

     Blue Ridge Private Equity Fund 13-4099614

________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group*
                                                                 (A)  [_]
                                                                 (B)  [X]

________________________________________________________________________________
3.   Sec Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization

     United States

________________________________________________________________________________
  Number of    5.   Sole Voting Power

   Shares                None
               _________________________________________________________________
Beneficially   6.   Shared Voting Power

  Owned by               40,000
               _________________________________________________________________
    Each       7.   Sole Dispositive Power

  Reporting              None
               _________________________________________________________________
   Person      8.   Shared Dispositive Power

    With                 40,000
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,710,270

________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)

     6.4%

________________________________________________________________________________
12.  Type of Reporting Person*

     OO

________________________________________________________________________________
                     *See Instructions Before Filling Out!

CUSIP No.    69562K100


________________________________________________________________________________
1.   Name of Reporting Persons S.S. or
     I.R.S. Identification No. of Above Persons (Entities Only)

     JAG Holdings, LLC

________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group*
                                                                 (A)  [_]
                                                                 (B)  [X]

________________________________________________________________________________
3.   Sec Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization

     United States

________________________________________________________________________________
  Number of    5.   Sole Voting Power

   Shares                None
               _________________________________________________________________
Beneficially   6.   Shared Voting Power

  Owned by              1,130,270
               _________________________________________________________________
    Each       7.   Sole Dispositive Power

  Reporting              None
               _________________________________________________________________
   Person      8.   Shared Dispositive Power

    With                 1,130,270
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,710,270

________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)

     6.4%

________________________________________________________________________________
12.  Type of Reporting Person*

     OO

________________________________________________________________________________
                     *See Instructions Before Filling Out!

CUSIP No.    69562K100


________________________________________________________________________________
1.   Name of Reporting Persons S.S. or
     I.R.S. Identification No. of Above Persons (Entities Only)
     John A. Griffin

________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group*
                                                                 (A)  [_]
                                                                 (B)  [X]

________________________________________________________________________________
3.   Sec Use Only


________________________________________________________________________________
4.   Citizenship or Place of Organization

     United States

________________________________________________________________________________
  Number of    5.   Sole Voting Power

   Shares                None
               _________________________________________________________________
Beneficially   6.   Shared Voting Power

  Owned by               1,710,270
               _________________________________________________________________
    Each       7.   Sole Dispositive Power

  Reporting              None
               _________________________________________________________________
   Person      8.   Shared Dispositive Power

    With                 1,710,270
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,710,270

________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                          [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)

     6.4%

________________________________________________________________________________
12.  Type of Reporting Person*

     IN

________________________________________________________________________________
                     *See Instructions Before Filling Out!

Cusip No.  69562K100

________________________________________________________________________________
Item 1(a).  Name of Issuer:

     Pain Therapeutics, Inc.
________________________________________________________________________________
(b).  Address of Issuer's Principal Executive Offices:

     250 East Grand Avenue - Suite 70
     South San Francisco, CA 94080
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

     Blue Ridge Limited Partnership; Blue Ridge Private Equity Fund;
     JAG Holdings, LLC; John A. Griffin
________________________________________________________________________________
(b).  Address of Principal Business Office, or if None, Residence:

     660 Madison Avenue - 20th Floor
     New York, NY 10021
________________________________________________________________________________
(c).  Citizenship:

     See Item 4 of Cover Pages
________________________________________________________________________________
(d).  Title of Class of Securities:

     Common Stock par value $.001 per share
________________________________________________________________________________
(e).  CUSIP Number:

     69562K100
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company, in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

CUSIP No.    69562K100


Item 4.  Ownership.


  (a)  Amount beneficially owned: See Item 9 on Cover Pages


  (b)  Percent of class: See Item 11 on Cover Pages


  (c)  Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote; See Item 5 on Cover Pages


      (ii)  Shared power to vote or to direct the vote; See Item 6 on Cover
            Pages


      (iii) Sole power to dispose or to direct the disposition of; See Item 7 on Cover Pages


      (iv) Shared power to dispose or to direct the disposition of; See Item 8 on Cover Pages


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

     Not Applicable

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     Not Applicable

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

     Not Applicable

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

     Not Applicable

________________________________________________________________________________
Item 10.  Certifications.



     "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2001




                                          /s/ John A. Griffin
                                         ---------------------------------------
                                              John A. Griffin


                                         BLUE RIDGE LIMITED PARTNERSHIP

                                         By: JAG Holdings, LLC, General Partner



                                         By: /s/ John A. Griffin
                                         ---------------------------------------
                                             Name: John A. Griffin
                                             Title: Managing Member


                                         BLUE RIDGE PRIVATE EQUITY FUND

                                         By: JAG Holdings, LLC, General Partner


                                         By: /s/ John A. Griffin
                                         ---------------------------------------
                                             Name: John A. Griffin
                                             Title: Managing Member


                                         JAG HOLDINGS, LLC


                                         By: /s/ John A. Griffin
                                         ---------------------------------------
                                             Name: John A. Griffin
                                             Title: Managing Member